Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statements of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 61 to the Registration Statement of Deutsche DWS Asset Allocation Trust (Form N-1A, No. 033-86070) of our report dated October 28, 2020 on the financial statements and financial highlights of DWS Equity Sector Strategy Fund (formerly DWS Multi-Asset Growth Allocation Fund) (one of the Funds constituting Deutsche DWS Asset Allocation Trust) included in the Fund’s Annual Report for the fiscal year ended August 31, 2020.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

August 3, 2021